  Exhibit 99.1

Zoom Telephonics Closes $5 Million Strategic Investment

Boston, MA, May 6, 2019 – Zoom Telephonics, Inc. (“Zoom” or “the Company”) (OTCQB: ZMTP), a leading producer of cable modems and other communication products, today announced that it has closed a $5 million private placement at a purchase price of $1.10 per share, with $4.1 million of the strategic investment coming from the family fund of technology leader Jeremy Hitchcock. Other investors included CEO, Chairman and co-founder Frank Manning, two other members of Zoom’s Board of Directors, and Zoom President Joe Wytanis.  The Company intends to utilize the proceeds from the offering to accelerate the roll-out of new products, for working capital, and for other corporate purposes.

Effective on the closing of the offering, Jeremy Hitchcock and Jonathan Seelig will join Zoom’s Board of Directors.  Mr. Hitchcock co-founded a remote access company that was sold to Oracle for an undisclosed amount estimated to be approximately $600 million.  He is the founder and CEO of Minim, a company noted for its expertise in network management and IoT security.  Zoom plans to incorporate Minim network and security technology into certain future cable modem/router and router products, which it believes could provide significant value to end-users and service providers, and recurring downstream revenues to Zoom.

“I am excited about Zoom’s potential and the close working relationship Minim and I will have with Zoom,” said Jeremy Hitchcock.

Jonathan Seelig is a co-founder of Akamai, the world’s leading content delivery network and edge service provider. He is currently CEO of Tectonic, a distributor infrastructure company he co-founded. Mr. Seelig commented: “Zoom is incredibly well positioned to capitalize on the evolving functionality at the edge of the network. Jeremy and Minim’s engagement will really move the needle for Zoom and for the industry. I’m excited to be a part of this.”

Frank Manning, commented: “This funding is important to Zoom. We have strengthened our balance sheet, providing capital that will help to fuel our growth. We have also significantly expanded our relationship with new Board members Jeremy Hitchcock and Jonathan Seelig, who are both co-founders of very successful network communications companies.” Joe Wytanis, Zoom’s President, added, “I’m excited about working with Jeremy Hitchcock and Jonathan Seelig to grow our retail and service provider sales. Since I joined Zoom last fall, I have been actively pursuing a number of pathways to grow the business; and I expect that Jeremy and Jonathan will be valuable resources as we continue those efforts.”

 About Zoom Telephonics
Zoom Telephonics, Inc. designs, produces, markets, and supports cable modems and other communication products. The Company’s worldwide Motorola exclusive license agreement includes cable modems and gateways, DSL modems and gateways, cellular modems and routers, and other Internet and network products. For more information about Zoom and its products, please visit www.zoomtel.com/investor and www.motorolanetwork.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

Forward Looking Statements
This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: the status of tariffs on the Company's imports from China; potential changes in NAFTA; the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Investor Relations Contact:
Adam Prior, Senior Vice-President
The Equity Group Inc.
Phone: 212-836-9606
Email: aprior@equityny.com